EXHIBIT 11
                                  ----------

             Statement Regarding Computation of Earnings Per Share


                                                  Three months    Nine months
                                                 ended 6/30/96  ended 6/30/96

Net Earnings                                          $374,322       $829,218

Weighted average shares outstanding                  1,726,792      1,705,189

Earnings per common share                                $0.22          $0.49
                                                   ===========    ===========


Assumed average shares for stock options                83,860        107,981

Stock Options @ 2.08  / ave price                       26,578         32,645
                                                   -----------    -----------
Assumed purchase of shares using treasury
  method for primary earnings per share                 57,282         75,336

Common and common equivalent shares outstanding
   for primary earnings per share                    1,784,074      1,780,525

Primary earnings per share                               $0.21          $0.47
                                                   ===========    ===========


Stock Options @2.08  / ending price                     29,071         34,420

Assumed purchase of shares using treasury
  method for fully diluted earnings per share           54,789         73,561

Common and common equivalent shares outstanding
   for fully diluted earnings per share              1,781,581      1,778,750

Fully diluted earnings per common share                  $0.21          $0.47